                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                  BIOMET, INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                  BIOMET, INC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                               [BIOMET INC LOGO]


To the Shareholders of Biomet, Inc.:

     You are cordially invited to attend our Annual Meeting of Shareholders on Saturday, September 18, 1999, at 10:00 a.m., local time, at the 2517 Meeting Facility, 2517 E. Center Street, Warsaw, Indiana.

     At the meeting, you will vote on the election of five persons to the Board of Directors and the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the current year. Details can be found in the accompanying Notice and Proxy Statement.

     We hope you are planning to attend the Annual Meeting and look forward to seeing as many of you as possible. Please check the appropriate "attendance" box on your proxy card. The vote of each shareholder is of utmost importance. For that reason, we kindly request that you complete, date and sign your proxy card and return it to us promptly in the enclosed envelope, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted by providing written notice to the Secretary of Biomet or by filing a properly executed proxy bearing a later date.

     On behalf of the Board of Directors and management of Biomet, Inc., I would like to extend our appreciation for your continued support and confidence.

                                       Sincerely,

                                       BIOMET, INC.


                                       /s/ Dane A. Miller
                                       ------------------------
                                       Dane A. Miller, Ph.D.
                                       President and Chief
                                       Executive Officer

                              [BIOMET INC LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 18, 1999

TO THE SHAREHOLDERS OF BIOMET, INC.:

    The Annual Meeting of Shareholders of Biomet, Inc. will be held on Saturday, September 18, 1999, at 10:00 a.m., local time, at the 2517 Meeting Facility, 2517 E. Center Street, Warsaw, Indiana, for the following purposes:

(1) To elect five directors to serve for terms of three years each.

(2) To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending May 31, 2000.

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Shareholders of record as of the close of business on July 9, 1999 are entitled to receive notice of and to vote at the Annual Meeting.

    We urge you to complete, date and sign the enclosed proxy and return it to us promptly in the envelope provided, even if you hold only a few shares and regardless of whether or not you expect to be present at the Annual Meeting in person. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of Biomet a properly executed instrument revoking such proxy or by filing a properly executed proxy bearing a later date.


                                       By Order of the Board of Directors,


                                       /s/ Daniel P. Hann
                                       -----------------------------------
                                       Daniel P. Hann, Secretary


July 28, 1999
Warsaw, Indiana

YOUR VOTE IS VERY IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                [BIOMET INC LOGO]


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 18, 1999

                               GENERAL INFORMATION

     This Proxy Statement is furnished to the shareholders of Biomet, Inc. in connection with the solicitation by the Board of Directors of Biomet of proxies to be voted at the Annual Meeting of Shareholders to be held at the 2517 Meeting Facility, 2517 E. Center Street, Warsaw, Indiana, on Saturday, September 18, 1999, at 10:00 a.m., local time, or any adjournment thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about July 28, 1999. The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

WHAT AM I VOTING ON?

You are voting on the following matters:
     - The election of five directors (C. Scott Harrison, M.D.; Niles L. Noblitt; Kenneth V. Miller; L. Gene Tanner; and Marilyn Tucker Quayle) for three-year terms.
     - The ratification of PricewaterhouseCoopers LLP as Biomet's independent accountants.

WHO IS ENTITLED TO VOTE?

Only those persons who own Biomet Common Shares at the close of business on the record date, July 9, 1999, are entitled to receive notice of the Annual Meeting, or any adjournment of the meeting. Each shareholder is entitled to one vote for each Biomet Common Share owned as of July 9, 1999.

HOW DO I VOTE?

Please complete, sign and return each proxy you receive. If your signed proxy does not indicate your voting preferences, we will vote FOR the two proposals on your behalf. You may revoke your proxy at any time prior to the Annual Meeting by (1) notifying the Secretary of Biomet in writing, or (2) returning a later-dated proxy.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

It means you have shares registered in more than one account. Please complete, sign and return all proxies to ensure that all of your shares are voted.

WHO CAN ATTEND THE ANNUAL MEETING?

All shareholders as of July 9, 1999, or their duly appointed proxy holders, may attend the Annual Meeting. Each shareholder may be accompanied by one guest. However, seating will be limited. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m.

WHAT TIME IS THE ANNUAL MEETING?

The Annual Meeting will begin at 10:00 a.m., local time. Please note that local time is Eastern Standard Time, NOT Eastern Daylight Savings Time.

WHAT CONSTITUTES A QUORUM?

A quorum is represented by the holders of a majority of the Common Shares outstanding on the record date and present, in person or by proxy, at the Annual Meeting. As of the record date, there were 112,744,907 Common Shares of Biomet issued and outstanding. Proxies submitted by brokers that do not indicate a vote for one or more of the proposals are called "broker non-votes." Broker non-votes and abstentions will be included in the number of shares considered to be present at the Annual Meeting.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. You may change your vote at any time before the proxy is voted at the Annual Meeting. To change your vote, you must file with the Secretary of Biomet either a notice of revocation or a duly executed proxy bearing a later date. Any proxy will be suspended if you attend the Annual Meeting and elect to vote in person.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH ITEM?

ELECTION OF DIRECTORS. The election of directors requires the affirmative vote of a majority of the votes cast at the Annual Meeting. This means that the five nominees receiving the greatest number of votes will be elected as directors. Abstentions and broker non-votes will not be counted as votes in favor of any nominee.

OTHER MATTERS. The ratification of the independent accountants, and any other matter that properly comes before the Annual Meeting, requires that the number of votes cast "for" exceed those cast "against."

WHAT ARE THE BOARD'S RECOMMENDATIONS?

Unless you instruct otherwise on your proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations are set forth with the discussion of each matter. In summary, the Board recommends the following voting actions:

     - For the election of the nominees for directors.
     - For ratification of the appointment of PricewaterhouseCoopers LLP as Biomet's independent accountants.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or in their own discretion if no recommendation is given.

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2000 ANNUAL MEETING?

To be considered for inclusion in next year's Proxy Statement, shareholder proposals must be submitted in writing by March 27, 2000, to the Secretary of Biomet, P.O. Box 587, Warsaw, IN 46581-0587.

WHO PAYS FOR THE COSTS ASSOCIATED WITH THIS PROXY STATEMENT?

Biomet will pay for all expenses in connection with the solicitation of proxies. We will also provide to all brokers, dealers, banks and voting trustees, and their nominees, copies of this Proxy Statement, the accompanying form of proxy and the Annual Report for mailing to beneficial owners and, upon request, will reimburse such record holders for their reasonable expenses in connection with such activities. Biomet expects to solicit proxies primarily by mail; but directors, officers and employees of Biomet may also solicit proxies in person or by telephone.


                                 STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF BIOMET'S COMMON SHARES?

     The following table sets forth certain data with respect to those persons known by Biomet to be the beneficial owners of more than 5% of the issued and outstanding Common Shares of Biomet as of July 9, 1999. Except as otherwise indicated in the notes to the table, each shareholder has sole voting and investment power with respect to the shares indicated.


       NAME AND ADDRESS OF               AMOUNT AND NATURE            PERCENT
         BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP        OF CLASS
         ----------------             -----------------------        --------

State Farm Mutual Automobile                 8,292,498(1)               7.4%
  Insurance Company and
  related entities
One State Farm Plaza
Bloomington, Illinois 61710

FMR Corp.                                    7,456,726(2)               6.6%
82 Devonshire Street
Boston, Massachusetts 02109-3614

AMVESCAP P.L.C.                              7,424,386(3)               6.6%
11 Devonshire Square
London EC2M 4YR
England


     (1)According to information contained in a Schedule 13G filing made by State Farm Mutual Automobile Insurance Company and related entities ("State Farm") dated February 9, 1999, State Farm acquired these shares for investment purposes in the ordinary course of its business.

     (2)According to information contained in a Schedule 13G filing made by FMR Corp. ("FMR") dated February 1, 1999, FMR has no voting power with respect to 6,666,510 shares, and acquired these shares for investment purposes in the ordinary course of its business.

     (3)According to information contained in a Schedule 13G filing made by AMVESCAP P.L.C. and related entities ("AMVESCAP") dated February 8, 1999, AMVESCAP has shared voting and dispositive power with respect to these shares and acquired them for investment purposes in the ordinary course of its business.


HOW MANY COMMON SHARES DO BIOMET'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table sets forth the beneficial ownership of Common Shares as of July 9, 1999 by each director, each executive officer named in the Summary Compensation Table herein, and by all directors and executive officers of Biomet as a group. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.


                                                                                 OPTION
                                 NUMBER                                          SHARES      TOTAL NUMBER
                               OF SHARES       BIOMET'S       401(K) PROFIT   EXERCISABLE     OF SHARES
NAME OF                      BENEFICIALLY   EMPLOYEE STOCK     SHARING AND       WITHIN      BENEFICIALLY     PERCENT
BENEFICIAL OWNER               OWNED (1)    BONUS PLAN (2)      TRUST (3)      60 DAYS (4)       OWNED       OF CLASS
----------------               --------     --------------      ---------      -----------       -----       --------

Garry L. England                 81,961         9,756             13,741         32,850        138,308         0.1%
Jerry L. Ferguson             1,551,204         1,220                  -              -      1,552,424         1.4%
Daniel P. Hann                   45,819         4,207              5,387         33,250         88,663           *
C. Scott Harrison, M.D.         326,708             -                  -          8,572        335,280         0.3%
M. Ray Harroff                   28,328             -                  -              -         28,328           *
Thomas F. Kearns, Jr.             4,459             -                  -              -          4,459           *
Dane A. Miller, Ph.D.         4,100,265        13,670              9,338              -      4,123,273         3.7%
Jerry L. Miller               1,919,034             -                  -              -      1,919,034         1.7%
Kenneth V. Miller                 6,334             -                  -              -          6,334           *
Charles E. Niemier              341,866        11,754             16,137         18,250        388,007         0.3%
Niles L. Noblitt              2,624,211        13,952             20,871              -      2,659,034         2.4%
James R. Pastena                 44,645         4,871              4,250         10,510         64,276           *
Marilyn Tucker Quayle                 -             -                  -              -              -           -
Prof. Dr. Bernhard Scheuble           -             -                  -          5,000          5,000           *
L. Gene Tanner                   65,000             -                  -              -         65,000           *
Other Executive Officers        181,341        17,300             18,730         79,019        296,390         0.3%
-------------------------------------------------------------------------------------------------------------------
All Directors and Executive                                                                 11,486,359(5)     10.2%
     Officers as a Group
     (19 persons, including
     the foregoing)


*Represents less than .1% of Biomet's issued and outstanding Common Shares.

(1) The number of shares shown include shares that are owned individually or jointly, as well as shares to which the individual has shared voting and/or investment power. Certain Biomet directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

     - Mr. Garry England--1,800 shares held in an individual retirement account ("IRA") for Mr. England's benefit as to which he has investment power but no voting power; and 2,550 shares owned of record by Mr. England's minor children, as to which Mr. England has no voting or investment power and disclaims beneficial ownership.

     - Mr. Jerry Ferguson--210,836 shares owned of record by his wife and 17,280 shares held in an IRA for her benefit, as to which Mr. Ferguson has no voting or investment power and disclaims beneficial ownership; and 26,136 held in an IRA for his benefit as to which Mr. Ferguson has investment power but no voting power.

     - Mr. Daniel Hann--19,574 shares owned of record by his wife, as to which Mr. Hann has no voting or investment power and disclaims beneficial ownership.

     - Dr. Dane Miller--1,339,602 shares owned of record by his wife and 19,988 shares held in an IRA for the benefit of his wife, as to which Dr. Miller has no voting or investment power and disclaims beneficial ownership; and 45,988 held in an IRA for the benefit of Dr. Miller, as to which he has investment power but no voting power.

     - Mr. Jerry Miller--55,000 shares held in trust for the benefit of Mr. Miller's minor child, as to which Mr. Miller has shared voting and investment power and disclaims beneficial ownership; and 1,819,871 shares held in an Estate Planning trust for the benefit of Mr. Miller, as to which Mr. Miller has shared voting and investment power.

     - Mr. Charles Niemier--77,474 shares owned of record by Mr. Niemier's wife and 13,588 shares held in an IRA for her benefit, as to which Mr. Niemier has no voting or investment power and disclaims beneficial ownership; 31,592 shares held in an IRA for Mr. Niemier's benefit, as to which he has investment power but no voting power; and 133,488 shares held in trust for the benefit of Mr. Niemier's children as to which he has no voting or investment power and disclaims beneficial ownership.

     - Mr. Niles Noblitt--1,360,494 shares owned of record by his wife and 14,400 shares held in an IRA for her benefit, as to which Mr. Noblitt holds no voting or investment power and disclaims beneficial ownership; 12,906 shares owned of record by his children, as to which Mr. Noblitt has no voting or investment power and disclaims beneficial ownership; 12,906 shares owned of record by his children, as to which he has voting and investment power but disclaims beneficial ownership; and 24,660 shares held in an IRA for the benefit of Mr. Noblitt as to which he has investment power but no voting power.

     - Other Executive Officers--47,366 shares held by the wives of these executive officers, as to which they have no voting power or investment power and disclaim beneficial ownership; and 2,068 shares held in an IRA for the benefit of one of the executive officers, as to which he has investment power but no voting power.

(2) Biomet's executive officers have accounts in Biomet's Employee Stock Bonus Plan qualified under section 401(a) of the Internal Revenue Code. The executive officers who hold shares pursuant to the Employee Stock Bonus Plan have voting power but do not have investment power for these shares.

(3) Biomet's executive officers may elect to participate in Biomet's Profit Sharing Plan and Trust qualified under Section 401(k) of the Internal Revenue Code. The officers have no voting or investment power for the shares held in their accounts in the 401(k) plan.

(4) Reflects the number of shares that could be purchased by the exercise of options available at July 9, 1999, or within 60 days thereafter.

(5)  Does not include unexercised option shares

                          ITEM 1--ELECTION OF DIRECTORS

     Biomet's Bylaws divide the Board of Directors into three classes, with one class to be elected at each Annual Meeting of Shareholders. At the Annual Meeting, the shareholders will vote to elect five directors in Class I to serve for a three-year term expiring in 2002, and until their successors are elected and qualified. Class II Directors and Class III Directors will not be elected at the Annual Meeting and will continue in office until the Annual Meetings of Shareholders to be held in 2000 and 2001, respectively. The Board of Directors has nominated the persons named below for election as Class I Directors. The name, age, business background and tenure as a director of Biomet of each nominee and each director continuing in office are set forth below. Jerry L. Miller and Kenneth V. Miller are brothers. No other family relationship exists among any of the nominees or continuing directors. Except as otherwise indicated, the principal occupations of the nominees and continuing directors have not changed during the last five years. The nominees for director have consented to serve, if elected, and Biomet has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies may be voted for an alternate candidate chosen by the Board of Directors. The five nominees for director receiving the greatest number of votes will be elected as directors. Withheld votes and broker non-votes (which are treated as "withheld" votes) are not counted as votes in favor of any nominee. Unless authority to vote for a nominee is withheld, the accompanying proxy will be voted FOR the nominees named.

DIRECTORS STANDING FOR ELECTION
NAME, AGE AND BUSINESS EXPERIENCE

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES.

CLASS I:  FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING OF
          SHAREHOLDERS

C. SCOTT HARRISON, M.D., age 62 . . . . . . . . . . . . . . Director since 1994
Member: Executive and Audit Committees. In June 1996, Dr. Harrison founded and became President of Crippled Children's United Rehabilitation Effort (CCURE) (non-profit organization). Dr. Harrison served as a consultant to Biomet from January 1995 to December 1996. Prior thereto, Dr. Harrison was the President, Chief Executive Officer and Chairman of the Board of Kirschner Medical Corporation.

NILES L. NOBLITT, age 48. . . . . . . . . . . . . . . . . . Director since 1977
Member: Executive and Stock Option Committees. Mr. Noblitt is one of the four founders of Biomet and is the Chairman of the Board. Mr. Noblitt is also a trustee of Rose Hulman Institute of Technology.

KENNETH V. MILLER, age 51 . . . . . . . . . . . . . . . . . Director since 1979
Member: Executive, Nominating, Audit, Compensation and Stock Option Committees. Mr. Miller is a self-employed attorney, venture capitalist and a principal in Havirco, Inc. (private investment management firm). Mr. Miller is a director and a member of the Compensation Committee of the Board of Directors of AvTech Laboratories, Inc. (pharmaceutical laboratory) and TEAM Industries, Inc. (manufacturer of expanded polystyrene products). Mr. Miller is also a director of Keystone Community Bank.

L. GENE TANNER, age 66 . . . . . . . . . . . . . . . . . .  Director since 1985
Member: Audit Committee. Mr. Tanner is Vice Chairman of the Board of NatCity Investments, Inc. (investment banking firm) and a director of the Indiana Chamber of Commerce.

MARILYN TUCKER QUAYLE, age 50 . . . . . . . . . . . . . . . Director since 1993
Ms. Quayle is an attorney engaged in private practice as a partner in the Indianapolis, Indiana law firm of Krieg, DeVault, Alexander & Capehart. She is also Vice President and Treasurer of BTC, Inc. (public speaking company).

DIRECTORS CONTINUING IN OFFICE
NAME, AGE AND BUSINESS EXPERIENCE

CLASS II: TERM EXPIRES AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS

DANE A. MILLER, Ph.D., age 53 . . . . . . . . . . . . . . . Director since 1977
Member: Executive, Compensation and Stock Option Committees. Dr. Miller is one of the four founders of Biomet and is the President and Chief Executive Officer. Dr. Miller is a director of 1st Source Corporation (bank holding company), a trustee of Kettering University (formerly General Motors Institute) and serves on the Engineering Advisory Committee of the University of Cincinnati.

JERRY L. FERGUSON, age 58 . . . . . . . . . . . . . . . . . Director since 1978
Member: Executive and Nominating Committees. Mr. Ferguson is one of the four founders of Biomet and has served as Vice Chairman of the Board since December 1997. He previously served as Biomet's Senior Vice President from December 1994 to December 1997 and as Special Projects Advisor to Biomet from December 1993 to December 1994.

THOMAS F. KEARNS, JR., age 62 . . . . . . . . . . . . . . . Director since 1983
Mr. Kearns is a retired partner of Bear, Stearns & Co., Inc. (investment banking firm). Mr. Kearns is a director of PharmaKinetics Laboratories, Inc. (contract research organization), a trustee of the University of North Carolina Foundation and a director of Fibrogen Corporation (a biotechnology company).

DANIEL P. HANN, age 44 . . . . . . . . . . . . . . . . . . .Director since 1989
Mr. Hann has served as the Senior Vice President, General Counsel and Secretary of Biomet since June 1999. Prior thereto, he was Vice President, General Counsel and Secretary of Biomet.

CLASS III: TERM EXPIRES AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS

M. RAY HARROFF, age 59 . . . . . . . . . . . . . . . . . . .Director since 1977
Mr. Harroff is one of the four founders of Biomet and is President of Stonehenge Links Village Development (real estate development company). Mr. Harroff was also President of Stonehenge Golf Club, Inc. (golf country club) until February 1998. On September 2, 1997, Mr. Harroff filed for protection under Federal Bankruptcy laws. Also on September 2, 1997, Stonehenge Golf Club and Stonehenge Links Village Development filed a petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code.

JERRY L. MILLER, age 53 . . . . . . . . . . . . . . . . . . Director since 1979
Member: Executive, Nominating, Compensation and Stock Option Committees. Mr. Miller is a self-employed attorney, venture capitalist and a principal in Havirco, Inc. (private investment management firm). Mr. Miller is a director and a member of the Compensation Committee of the board of directors of AvTech Laboratories, Inc. (pharmaceutical laboratory) and TEAM Industries, Inc. (manufacturer of expanded polystyrene products).

CHARLES E. NIEMIER, age 43 . . . . . . . . . . . . . . . .  Director since 1987
Mr. Niemier is the Senior Vice President - International Operations of Biomet. Mr. Niemier is a trustee of Valparaiso University and a member of the Board of Directors of Lake City Bank.

PROF. DR. BERNHARD SCHEUBLE, age 45 . . . . . . . . . . . . Director since 1998
Prof. Scheuble is CEO Pharma, and has been a General Partner and Member of the Executive Board of Merck KGaA (pharmaceutical company) since April 1, 1998. From 1996 until 1998, Prof. Scheuble was Head of Pharma Ethicals, Merck KGaA and from 1995 to 1996 he was Head of Pharma International, Merck KGaA. Prior thereto, Prof. Scheuble was General Manager Liquid Crystals Unit, E. Merck, Germany. Prof. Scheuble is a director and member of the Compensation Committee of Pharmaceutical Resources, Inc. (pharmaceutical company) and certain subsidiaries of Merck KGaA.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

HOW OFTEN DID THE BOARD MEET DURING FISCAL YEAR 1999?

The Board of Directors met four times during fiscal year 1999. Each director attended more than 75% of the total number of meetings of the Board and committees on which he or she served during fiscal year 1999.

BOARD COMMITTEE MEMBERSHIP

                           Executive   Nominating    Audit    Compensation   Stock Option
Name                       Committee   Committee   Committee   Committee      Committee
Jerry L. Ferguson              X           X
Daniel P. Hann
C. Scott Harrison, M.D.        X                       X
M. Ray Haroff
Thomas F. Kearns
Dane A. Miller, Ph.D.          X                                   X              X
Jerry L. Miller                X           X                       X              X
Kenneth V. Miller              X           X           X           X              X
Charles E. Niemier
Niles L. Noblitt               X                                                  X
Marilyn Tucker Quayle
Prof. Dr. Bernhard Scheuble
L. Gene Tanner                                         X


     The EXECUTIVE COMMITTEE has full authority from the Board of Directors to conduct business within the limits prescribed by Indiana law. The Executive Committee met five times during fiscal year 1999.

     The NOMINATING COMMITTEE is responsible for, among other things, receiving and reviewing recommendations for nominations to the Board of Directors, establishing eligibility criteria and procedures for identifying potential nominees to the Board of Directors, and recommending individuals as nominees for election to the Board of Directors. The Nominating Committee will consider for nomination as directors persons recommended by shareholders provided that such recommendations are in writing and delivered to: Attn: Secretary, Biomet, Inc., Airport Industrial Park, P.O. Box 587, Warsaw, Indiana 46581-0587, and delivered to, or mailed and received, at such address not less than 60 days nor more than 90 days prior to the Annual Meeting of Shareholders. In the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, any notice of nomination by a shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Nominating Committee met twice during fiscal year 1999.

     The function of the AUDIT COMMITTEE is to monitor the internal controls and financial reporting of Biomet and its subsidiaries; to review these matters with the President and Chief Executive Officer and Biomet's independent accountants; to review the scope and parameters of the independent accountants' audit of Biomet's consolidated financial statements; to review the scope and parameters of the findings of Biomet's internal auditor; to establish policies and make recommendations to the Board of Directors with respect to approval of transactions between Biomet and its directors, officers and employees; and to make recommendations to the Board of Directors concerning the annual appointment of Biomet's independent accountants. The Audit Committee met three times during fiscal year 1999.

     The COMPENSATION COMMITTEE is responsible for administering the compensation programs for Biomet's executive officers and employees. The Compensation Committee met twice during fiscal year 1999.

     The STOCK OPTION COMMITTEE administers Biomet's stock option plans. Presently, no member of the Stock Option Committee participates in any of these plans with the exception that each of the two non-employee director members, Jerry L. Miller and Kenneth V. Miller, receives an option to purchase 2,000 Common Shares every year during his service as a non-employee director of Biomet pursuant to the terms of the Biomet, Inc. 1998 Qualified and Non-Qualified Stock Option Plan. The Stock Option Committee met twice during fiscal year 1999.

COMPENSATION OF DIRECTORS

     Each director of Biomet who is not an employee receives an annual fee of $12,500, plus a fee of $1,000 and reimbursement for travel expenses for each meeting of the Board of Directors attended in person and a fee of $500 for attending a meeting by telephone. Directors who are employees receive a fee of $750 for each meeting of the Board of Directors attended in person and a fee of $375 for attending a meeting by telephone. Each member of the Executive Committee of the Board of Directors who is not a Biomet employee receives an additional annual fee of $12,500, plus a fee of $1,000 and reimbursement for travel expenses for each committee meeting attended in person and a fee of $500 for attending a committee meeting by telephone. Each member of the Nominating, Audit and Compensation Committees of the Board of Directors receives a fee of $1,000 for each committee meeting attended in person and a fee of $500 for attending a committee meeting by telephone, unless such meetings are held in conjunction with a meeting of the Board of Directors or Executive Committee. No fees are paid for attending meetings of the Stock Option Committee.

     Each director who is not a Biomet employee is automatically granted an option to purchase 2,000 Common Shares every year during his or her service on the Board of Directors pursuant to the terms of the

Biomet, Inc. 1998 Qualified and Non-Qualified Stock Option Plan (the "1998 Plan"). The 1998 Plan provides that the purchase price of option shares may not be less than the fair market value per Common Share on the date of grant and the term of the option may not exceed ten years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1999, the Compensation Committee was comprised of Dane
A. Miller, Ph.D., Jerry L. Miller and Kenneth V. Miller. Dr. Miller serves as Biomet's President and Chief Executive Officer. His compensation is established by the Compensation Committee, without his participation, and approved by the Board of Directors. Except for Dane A. Miller, Ph.D., none of the other members of the Compensation Committee are now serving or previously have served as officers of Biomet or any subsidiary. None of Biomet's executive officers serve as directors of, or in any compensation-related capacity for, other companies with which members of Biomet's Compensation Committee are affiliated.

Executive
Compensation

General

     The following Summary Compensation Table sets forth, for the three years ended May 31, 1999, certain information with respect to the compensation of Biomet's President and Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of May 31, 1999.


                                   SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                      ANNUAL              INCENTIVE         ALL OTHER
                                 FISCAL YEAR       COMPENSATION             AWARDS        COMPENSATION(1)
NAME AND PRINCIPAL POSITION     ENDED MAY 31   SALARY ($)  BONUS ($)   STOCK OPTIONS (#)       ($)
---------------------------------------------------------------------------------------------------------
Dane A. Miller, Ph.D.               1999       217,700       160,300            -             13,400
    President and                   1998       205,400       146,500            -             11,800
     Chief Executive Officer        1997       199,700       126,300            -             12,600

Niles L. Noblitt                    1999       217,700       160,300            -             13,400
    Chairman of the Board           1998       205,400       146,500            -             11,800
                                    1997       199,700       126,300            -             13,200

James R. Pastena                    1999       235,100       131,750         20,000            9,600
    Vice President of Biomet        1998       222,500       120,800          1,300            8,800
     and President of EBI, L.P.     1997       212,900       130,800         10,000            9,500

Garry L. England                    1999       202,300       147,000            -              9,600
    Senior Vice President -         1998       190,800       132,300         20,000            8,800
     Warsaw Operations              1997       185,400       111,500         10,000            9,500

Charles E. Niemier                  1999       216,000       114,200            -             13,400
    Senior Vice President -         1998       203,800       120,300         20,000           11,800
     International Operations       1997       198,000       109,400         10,000           12,600



(1) Represents the value of Biomet's contribution to the Employee Stock Bonus Plan and the 401(k), and director fees paid to Dr. Miller, Mr. Noblitt and Mr. Niemier

STOCK OPTIONS

     Options were granted in fiscal year 1999 to the following executive officer named in the Summary Compensation Table.

                                             OPTION GRANTS IN LAST FISCAL YEAR
                                                                                       POTENTIAL REALIZABLE VALUE
                    NUMBER OF                                                              AT ASSUMED ANNUAL
                   SECURITIES       PERCENT OF TOTAL                                      RATES OF STOCK PRICE
                   UNDERLYING        OPTIONS GRANTED       EXERCISE                    APPRECIATION FOR OPTION TERM
               OPTIONS GRANTED(1)    TO EMPLOYEES IN         PRICE        EXPIRATION   ----------------------------
NAME                  (#)            FISCAL YEAR 1999       ($/SH)          DATE            5% ($)    10% ($)
----           -----------------     ----------------       ------          ----            ------    -------
James R. Pastena    4,000                  0.4%             30.8750   October 12, 2001      19,467     40,879
                    4,000                  0.4%             30.8750   October 12, 2002      26,615     57,316
                    4,000                  0.4%             30.8750   October 12, 2003      34,121     75,398
                    4,000                  0.4%             30.8750   October 12, 2004      42,002     95,288
                    4,000                  0.4%             30.8750   October 12, 2005      50,277    117,167

(1) These options were granted under the Biomet, Inc. 1998 Qualified and Non-Qualified Stock Option Plan. They were granted at fair market value at the time of the grant, do not become exercisable until one year from the date of grant and carry with them the right to deliver previously owned shares in payment of the option price and to satisfy tax withholding requirements.

     The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gain realized on exercise in fiscal year 1999 by Biomet's executive officers named in the Summary Compensation Table. Dr. Miller and Mr. Noblitt do not receive stock options from Biomet.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                     NUMBER OF UNEXERCISED OPTIONS      VALUE OF UNEXERCISED IN-THE-MONEY
                SHARES ACQUIRED   VALUE REALIZED(1)        AT MAY 31, 1999 (#)            OPTIONS AT MAY 31, 1999 ($)(2)
NAME             ON EXERCISE(#)        ($)           EXERCISABLE     UNEXERCISABLE      EXERCISABLE         UNEXERCISABLE
----             --------------        ---           -----------     -------------      -----------         -------------
James R. Pastena        0                    0          5,385            36,415           154,077               468,097

Garry L. England    5,125              171,594         23,725            31,375           726,648               805,633

Charles E. Niemier  8,250              200,992          9,125            31,375           238,461               805,633



(1) "Value Realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. It does not include any taxes which may have been owed.
(2) Represents the difference between the base (or exercise) price of the option shares and a market price of $39.9375, which was the closing price of the Common Shares reported by the Nasdaq Stock Market on May 28, 1999.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

     The Compensation Committee and the Stock Option Committee of the Board of Directors (collectively referred to herein as the "Committee") are responsible for administering the compensation and benefit programs for Biomet's employees, including the executive officers. The Committee annually reviews and evaluates cash compensation and stock option grant recommendations made by the President and Chief Executive Officer for the executive officers (other than for himself) along with the rationale for such recommendations. The Committee examines these recommendations in relation to Biomet's overall objectives and makes compensation recommendations to the Board of Directors for final approval. The Committee also sends to the Board of Directors for approval its recommendations on compensation for the President and Chief Executive Officer, who does not participate in the Committee's decisions as to his compensation package.

WHAT IS BIOMET'S PHILOSOPHY OF EXECUTIVE OFFICER COMPENSATION?

     Biomet's current executive compensation policies and practices reflect the compensation philosophies of Biomet's four founders - Dane A. Miller, Ph.D., Niles L. Noblitt, Jerry L. Ferguson and M. Ray Harroff. Biomet is committed to maximizing shareholder value through performance. The Committee believes that superior performance by Biomet's executive and management team is an essential element to reaching that goal. Biomet's practices and policies are designed to help achieve this objective by accomplishing the following goals:

     - Attracting, retaining and rewarding highly qualified and productive persons.
     - Relating compensation to both company and individual performance.
     - Establishing compensation levels that are internally equitable and externally competitive.
     - Encouraging an ownership interest and instilling a sense of pride in Biomet, consistent with the interests of Biomet's shareholders.

     The Committee firmly believes that all Team Members (Biomet refers to its employees as Team Members) play a critical role in Biomet's success and, therefore, all Team Members participate in Biomet's cash and equity compensation plans. The Committee continues to believe in one of Biomet's founding philosophies: that equity incentives in the form of stock options are an excellent motivation for all Team Members, including executive officers, and serve to align the interests of Team Members, management and shareholders.

     Based on these objectives, the compensation package of the executive officers consists of four primary elements:

     - base salary
     - incentive bonuses
     - stock options
     - participation in employee benefit plans

     BASE SALARY. A base salary is set for each executive officer at the beginning of each calendar year by the Board of Directors after receiving a recommendation from the Committee. The Committee recommends to the Board of Directors what it believes to be an appropriate base salary for each executive officer based on Biomet's performance, the executive officer's performance, Biomet's future objectives and challenges, and the current competitive environment. Base salaries are intended to be relatively moderate, but competitive. During fiscal year 1999, the base salary of the executive officers as a group increased approximately 6%.

     INCENTIVE BONUSES. A significant portion of each executive officer's annual compensation is based on the financial performance of Biomet. Approximately one-half of each executive officer's potential annual cash compensation is based upon an incentive bonus which is accrued and paid at the mid-point and the conclusion of each fiscal year. The bonus is determined at the discretion of the Committee and approved by the Board of Directors at the beginning of each fiscal year. In exercising its discretion, the Committee takes into account the growth in revenues and earnings of the operations for which the executive officer is responsible or plays a significant role, as well as the goals, objectives, responsibilities and length of service of each officer.

     STOCK OPTIONS. Stock options have always been a key element in Biomet's long-term incentives program. The primary purpose of stock options is to provide executive officers and other Team Members with a personal and financial interest in Biomet's success through stock ownership, thereby aligning the interests of such persons with those of Biomet's shareholders. This broad-based program is a vital element of Biomet's goal to empower and motivate outstanding long-term contributions by Team Members within all levels of Biomet. The Committee believes that stock options help to create an entrepreneurial environment within Biomet and instill the spirit of a small company. Additionally, the Committee believes stock options provide broad incentives for the day-to-day achievements of all Team Members in order to sustain and enhance Biomet's long-term performance.

     The Committee believes that the value of stock options will reflect Biomet's financial performance over the long term. Because Biomet's employee stock option program provides for a one-year waiting period before options may be exercised and an exercise price at fair market value as of the date of grant, executive officers and other Team Members benefit from stock options only when the market value of the Common Shares increases over time. Individual executive officer stock option awards are based on level of responsibility, individual contribution, length of service and total number of Common Shares owned in relation to other executive officers. All Team Members are eligible to receive stock options. The current plan provides that all hourly Team Members of Biomet and its subsidiaries receive a stock option after just two years of service with Biomet or one of its subsidiaries.

     BENEFIT PLANS. The executive officers may also participate in Biomet's 401(k) and the Employee Stock Bonus Plan ("ESBP"). All executive officers and Team Members who are at least 18 years of age and have at least 90 days of service are also eligible to participate in both plans. With respect to the 401(k), each year Biomet, in its sole discretion, may match 75% of each Team Member's contributions, up to a maximum amount equal to 5% of the Team Member's compensation, either in cash or in Common Shares. All contributions to the 401(k) are allocated to accounts maintained on behalf of each participating Team Member and, to the extent vested, are distributed to the Team Member upon retirement, death, disability or termination of service. Historically, the 401(k) has purchased Common Shares with Biomet's matching contribution. Biomet may make contributions to the ESBP in the form of Common Shares or cash in such amounts, if any, as it may determine in its sole discretion, and participating Team Members may make voluntary contributions to the ESBP in amounts up to 10% of their annual compensation. The funds accumulated under the ESBP are invested by the trustee primarily in Biomet Common Shares. Distributions are made to Team Members at retirement, death, disability or termination of service, in Common Shares or, at the Team Member's option, in cash. Because a significant portion of the assets of both of these plans is invested in Biomet's Common Shares, they serve to further align the interests of Team Members, management and shareholders.

HOW IS BIOMET'S PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATED?

     The compensation for Biomet's President and Chief Executive Officer, Dane
A. Miller, Ph.D., is established by the Committee, without participation by Dr. Miller, and approved by the Board of Directors. Over the years, Dr. Miller has received modest increases in his cash compensation, notwithstanding Biomet's strong financial results. These modest increases reflect his cost-conscious management style and belief that the financial success of management should be closely aligned with shareholder interests through appreciation in the value of Biomet's stock. Dr. Miller has never received a stock option and he does not participate in Biomet's stock option program. Notwithstanding an increase in Biomet's sales in excess of 16% for fiscal year 1999, the total compensation paid to Dr. Miller increased less than 8%.

     The Committee believes that the executive compensation programs and practices described above are conservative and fair to Biomet's shareholders. The Committee further believes that these programs and practices serve the best interests of Biomet and its shareholders.

                                         Respectfully submitted,

                                         Kenneth V. Miller, Chairman
                                         Dane A. Miller, Ph.D.
                                         Jerry L. Miller
                                         Niles L. Noblitt

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Biomet's Common Shares with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Standard & Poor's Medical Products and Supplies Industry Group Index (the "S&P Medical Index") for the five most recent fiscal years ended May 31. The comparison assumes $100 invested on May 31, 1994, in Biomet's Common Shares and in each of the indices.

                                   COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                                   AMONG BIOMET, INC., THE S&P 500 INDEX AND THE
                                                S&P MEDICAL INDEX

                                                  ANNUAL RETURN PERCENTAGE
                                                         YEAR ENDING

COMPANY/INDEX                             MAY 95         MAY 96         MAY 97         MAY 98       MAY 99
---------------------------------------------------------------------------------------------------------------
BIOMET INC                                    52.56           -5.88         34.31          55.37          38.84
S&P 500 Index                                 20.19           28.44         29.41          30.69          21.03
S&P Medical Index                             47.24           36.16         23.90          32.76          25.11


                                                      INDEXED RETURNS
                                                        YEAR ENDING
                              BASE
                              PERIOD
COMPANY/INDEX                 MAY 94      MAY 95         MAY 96         MAY 97         MAY 98       MAY 99
---------------------------------------------------------------------------------------------------------------
BIOMET INC                       100         152.56          143.59        192.85         299.63         416.03
S&P 500 Index                    100         120.19          154.37        199.77         261.08         315.97
S&P Medical Index                100         147.24          200.48        248.40         329.78         412.58


*$100 INVESTMENT ON 5/31/94 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDED MAY 31.

                              CERTAIN TRANSACTIONS

     Dane A. Miller, Ph.D., President and Chief Executive Officer and a member of the Board of Directors of Biomet, is a majority shareholder in a corporation which provides the use of an aircraft to Biomet on an as-needed basis. Biomet pays a flat monthly fee of $15,600 to that corporation for the use of the aircraft. During the last fiscal year, Biomet made payments to that corporation of approximately $589,384 in rental fees and scheduled maintenance on the aircraft, which includes maintenance fees accrued during prior years but paid during fiscal year 1999. The Board of Directors believes the rental rate and other terms of this arrangement to be no less favorable to Biomet than would have been available in the absence of the relationship described.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Biomet's directors and executive officers and persons who own more than 10 percent of a registered class of Biomet's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Biomet Common Shares and other equity securities. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish Biomet with copies of all Section 16(a) forms filed by them.

     During fiscal year 1995, Niles L. Noblitt inadvertently failed to timely report an exempt transaction involving a discretionary transfer of funds in his 401(k) account involving 5,283 shares, which represent less than 0.2% of Mr. Noblitt's aggregate beneficial holdings of Biomet Common Shares. During fiscal year 1999, James R. Pastena inadvertently failed to timely report the receipt of a stock option award.

     Except for the transactions referenced above, to Biomet's knowledge, based solely on review of the copies of such reports furnished to Biomet and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten percent beneficial owners were complied with on a timely basis during the fiscal year ended May 31, 1999.

         RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS (ITEM 2)

     Subject to ratification by the shareholders, the Board of Directors has selected PricewaterhouseCoopers LLP as independent accountants for Biomet for the fiscal year ending May 31, 2000. Biomet has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in Biomet.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions concerning the audit for the fiscal year ended May 31, 1999.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2000.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of Biomet has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters of which Biomet did not have notice by June 2, 1999 (45 days prior to August 11, the date of mailing of proxy materials with respect to the 1998 Annual Meeting) should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; or (c) any matters should arise incident to the conduct of the meeting, then the proxies will be voted in accordance with the recommendations of the Board of Directors of Biomet.

                                      By Order of the Board of Directors,



                                      /s/ Daniel P. Hann
                                      --------------------------
                                      Daniel P. Hann, Secretary

July 28, 1999